Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Yield Optimization Notes linked to the common stock of Anadarko Petroleum Corporation due October 21, 2011	$11,043,515.66	$1,282.15
Trigger Yield Optimization Notes linked to the common stock of Baker Hughes Incorporated due October 21, 2011	$11,037,449.92	$1,281.45
Trigger Yield Optimization Notes linked to the common stock of The Hartford Financial Services Group, Inc. due October 21, 2011	$15,220,202.40	$1,767.07
Trigger Yield Optimization Notes linked to the common stock of NetApp, Inc. due October 21, 2011	$4,971,184.32	$577.15
Trigger Yield Optimization Notes linked to the common stock of Macy’s, Inc. due October 21, 2011	$2,794,556.40	$324.45
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated January 4, 2011)

UBS AG Trigger Yield Optimization Notes

UBS AG $11,043,515.66 Notes linked to the common stock of Anadarko Petroleum Corporation due October 21, 2011
UBS AG $11,037,449.92 Notes linked to the common stock of Baker Hughes Incorporated due October 21, 2011
UBS AG $15,220,202.40 Notes linked to the common stock of The Hartford Financial Services Group, Inc. due October 21, 2011
UBS AG $4,971,184.32 Notes linked to the common stock of NetApp, Inc. due October 21, 2011
UBS AG $2,794,556.40 Notes linked to the common stock of Macy’s, Inc. due October 21, 2011

Investment Description

UBS AG Trigger Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of a specific company (the “underlying stock”). The issue price of each Note is equal to the closing price of the underlying stock on the trade date. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying stock. At maturity, UBS will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified trigger price, UBS will deliver to you one share of the underlying stock per Note (subject to adjustments in the case of certain corporate events described in the accompanying Trigger Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
☐	Income: Regardless of the performance of the underlying stock, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.
☐	Contingent Repayment of Principal Amount at Maturity: If the price of the underlying stock does not close below the trigger price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying stock. If the price of the underlying stock closes below the trigger price on the final valuation date, UBS will deliver to you one share of the underlying stock per Note at maturity, which is expected to be worth significantly less than the principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date*	April 15, 2011
Settlement Date*	April 21, 2011
Final Valuation Date**	October 17, 2011
Maturity Date**	October 21, 2011
*	We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.
**	Subject to postponement in the event of a market disruption event, as described in the Trigger Yield Optimization Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE TRIGGER YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These terms relate to five separate Notes we are offering. Each of the five Notes is linked to the common stock of a different company, and each of the five Notes has a different coupon rate, initial price and trigger price. Coupons will be paid monthly in arrears in 6 equal installments. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon Rate	Total Coupon Payable	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Anadarko Petroleum Corporation	11.34% per annum	5.67%	$80.42	$64.34, which is 80% of Initial Price	90267G442	US90267G4423
Common stock of Baker Hughes Incorporated	11.50% per annum	5.75%	$70.48	$56.38, which is 80% of Initial Price	90267G459	US90267G4597
Common stock of The Hartford Financial Services Group, Inc.	10.64% per annum	5.32%	$26.80	$21.44, which is 80% of Initial Price	90267G467	US90267G4670
Common stock of NetApp, Inc.	10.76% per annum	5.38%	$48.56	$38.85, which is 80% of Initial Price	90267G475	US90267G4753
Common stock of Macy’s, Inc.	10.06% per annum	5.03%	$24.40	$19.52, which is 80% of Initial Price	90267G483	US90267G4837

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the Trigger Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying Trigger Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note*	Total	Per Note	Total	Per Note**
Anadarko Petroleum Corporation	$11,043,515.66	$80.42	$110,435.16	1%	$10,933,080.50	$79.62
Baker Hughes Incorporated	$11,037,449.92	$70.48	$110,374.50	1%	$10,927,075.42	$69.78
The Hartford Financial Services Group, Inc.	$15,220,202.40	$26.80	$152,202.02	1%	$15,068,000.38	$26.53
NetApp, Inc.	$4,971,184.32	$48.56	$49,711.84	1%	$4,921,472.48	$48.07
Macy’s, Inc.	$2,794,556.40	$24.40	$27,945.56	1%	$2,766,610.84	$24.16
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 99% of the initial price, which reflects the deduction of the total underwriting discount from the issue price to public.

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated April 15, 2011

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Yield Optimization Notes product supplement dated January 4, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000139340111000006/c206731_690579-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Yield Optimization Notes” or the “Notes” refer to five different Notes that are offered hereby. Also, references to the “Trigger Yield Optimization Notes product supplement” mean the UBS product supplement, dated January 4, 2011, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 13, 2009.

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	Equal to the initial price (as defined below) of the underlying stock.
Term	Approximately 6 months.
Underlying Stock	The common stock of a specific company, as indicated on the first page of this pricing supplement.
Coupon Payments:	Coupon paid in arrears in six equal monthly installments based on the coupon rate regardless of the performance of the underlying stock. The coupon rate is (i) 11.34% per annum for Notes linked to the common stock of Anadarko Petroleum Corporation, (ii) 11.50% per annum for Notes linked to the common stock of Baker Hughes Incorporated, (iii) 10.64% per annum for Notes linked to the common stock of The Hartford Financial Services Group, Inc., (iv) 10.76% per annum for Notes linked to the common stock of NetApp, Inc. and (v) 10.06% per annum for Notes linked to the common stock Macy’s, Inc.
1st Installment through 6th Installment	For Notes linked to the common stock of Anadarko Petroleum Corporation: $0.7600. For Notes linked to the common stock of Baker Hughes Incorporated: $0.6754. For Notes linked to the common stock of The Hartford Financial Services Group, Inc: $0.2376. For Notes linked to the common stock of NetApp, Inc.: $0.4354. For Notes linked to the common stock of Macy’s, Inc.: $0.2046.
Total Coupon Payable	The total coupon payable is (i) 5.67% for Notes linked to the common stock of Anadarko Petroleum Corporation, (ii) 5.75% for Notes linked to the common stock of Baker Hughes Incorporated, (iii) 5.32% for Notes linked to the common stock of The Hartford Financial Services Group, Inc., (iv) 5.38% for Notes linked to the common stock of NetApp, Inc. and (v) 5.03% for Notes linked to the common stock Macy’s, Inc.
Trigger Price	A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement.

Payment at Maturity (per Note)(1)	If the final price of the underlying stock is not below the trigger price, at maturity we will pay you an amount in cash equal to your principal amount.
If the final price of the underlying stock is below the trigger price, at maturity we will deliver to you one share of the underlying stock for each Note you own.
Closing Price	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as specified on the first page of this pricing supplement.
Final Price	The closing price of the underlying stock on the final valuation date.
Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)	If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.
♦	You believe the final price of the underlying stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.
♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return at maturity is limited to the coupons paid on the applicable Note.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.
♦	You are willing to invest in the Notes based on the applicable coupon rate indicated on the cover hereof.
♦	You are willing and able to hold the Notes to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.
♦	You believe the final price of the underlying stock is likely to be below the trigger price, which could result in a total loss of your initial investment.
♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.
♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.
♦	You are unwilling to invest in the Notes based on the applicable coupon rate indicated on the cover hereof.
♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupon will be paid in arrears in six equal monthly installments on the coupon payment dates listed below:

May 23, 2011 June 21, 2011 July 21, 2011	August 22, 2011 September 21, 2011 October 21, 2011

Any payment on your Notes that would otherwise be due on a coupon payment date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. Record date for coupon payment will be one business day preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive (or are deemed to receive if the cash equivalent is paid) the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of Anadarko Petroleum Corporation	11.34% per annum	0.39% per annum	10.95% per annum
Common Stock of Baker Hughes Incorporated	11.50% per annum	0.39% per annum	11.11% per annum
Common stock of The Hartford Financial Services Group, Inc.	10.64% per annum	0.39% per annum	10.25% per annum
Common stock of NetApp, Inc.	10.76% per annum	0.39% per annum	10.37% per annum
Common stock of Macy’s, Inc.	10.06% per annum	0.39% per annum	9.67% per annum

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Trigger Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the trigger price and only at maturity. If the final price of the underlying stock is below the trigger price, UBS will deliver to you one share of the underlying stock at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of underlying stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes or may have no value at all.
♦	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the trigger price.
♦	Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the closing price of the underlying stock on the final valuation date is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the trigger price, UBS will deliver to you shares of the underlying stock at maturity which will be worth less than the trigger price as of the final valuation date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.
♦	Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying stock issuer and the underlying stock for your Notes. For additional information regarding Anadarko Petroleum Corporation, Baker Hughes Incorporated, The Hartford Financial Services Group, Inc., NetApp, Inc. and Macy’s, Inc., please see “Information about the Underlying Stocks” and “Anadarko Petroleum Corporation”, “Baker Hughes Incorporated”, “The Hartford Financial Services Group, Inc.”, “NetApp, Inc.” and “Macy’s, Inc.” in this pricing supplement and the respective underlying stock issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the applicable underlying stock issuer with the SEC.
♦	Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.
♦	The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date. Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of an underlying stock becomes subject to (i) a corporate event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-28 of the Trigger Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity the issuer will pay you an amount in cash equal to your principal amount, unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.
♦	Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on the market price of the underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.00% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “What Are the Tax Consequences of the Notes?” on page 5 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-41 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	6 months
Coupon rate**:	11.00% per annum (or $0.4583 per monthly period)
Total Coupon Payable**	5.50% (or $2.75)
Initial price of the underlying stock:	$50.00 per share
Trigger price:	$40.00 (80% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	0.50% (based on 1.00% per annum)
*	Amounts here have been rounded for ease of analysis. The actual terms for each Note are specified on the first page of this pricing supplement.
**	Coupon payment will be paid in arrears in six equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return and is not a full annualized yield. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Hypothetical Examples

Scenario #1: The final price of the underlying stock is not below the trigger price of $40.00.

Since the final price of the underlying stock is not below the trigger price of $40.00, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) over the term of the Notes is less than 5.50%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the underlying stock):

Payment at Maturity:	$50.00
Coupons:	$2.75	($0.4583 × 6 = $2.75)
Total:	$52.75
Total Return on the Notes:	5.50%

In this example, the total return on the Notes is 5.50% while the total return on the underlying stock is 0.50% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	$2.75	($0.4583 × 6 = $2.75)
Total:	$52.75
Total Return on the Notes:	5.50%

In this example, the total return on the Notes is 5.50% while the total return on the underlying stock is 30.50% (including dividends).

If the closing price of the underlying stock on the final valuation date is $42.50 (a decline of 15%):

Payment at Maturity:	$50.00
Coupons:	$2.75	($0.4583 × 6 = $2.75)
Total:	$52.75
Total Return on the Notes:	5.50%

In this example, the total return on the Notes is 5.50% while the total return on the underlying stock is a loss of 14.50% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $40.00.

Since the final price of the underlying stock is below the trigger price of $40.00, the issuer will deliver to you at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $22.50 (a decline of 55%):

Value of share received:	$22.50
Coupons:	$2.75	($0.4583 × 6 = $2.75)
Total:	$25.25
Total Return on the Notes:	-49.50%

In this example, the total return on the Notes is a loss of 49.50% while the total return on the underlying stock is a loss of 54.50% (including dividends).

If the closing price of the underlying stock on the maturity date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	$2.75	($0.4583 × 6 = $2.75)
Total:	$37.75
Total Return on the Notes:	-24.50%

In this example, the total return on the Notes is a loss of 24.50% while the total return on the underlying stock is a loss of 29.50% (including dividends).

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price(1)		The Hypothetical Final Price is Less Than the Hypothetical Trigger Price(2)
Hypothetical Final Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return at Maturity(7)(9)
$75.00	50.00%	50.50%	$52.75	5.50%	n/a	n/a
$72.50	45.00%	45.50%	$52.75	5.50%	n/a	n/a
$70.00	40.00%	40.50%	$52.75	5.50%	n/a	n/a
$67.50	35.00%	35.50%	$52.75	5.50%	n/a	n/a
$65.00	30.00%	30.50%	$52.75	5.50%	n/a	n/a
$62.50	25.00%	25.50%	$52.75	5.50%	n/a	n/a
$60.00	20.00%	20.50%	$52.75	5.50%	n/a	n/a
$57.50	15.00%	15.50%	$52.75	5.50%	n/a	n/a
$55.00	10.00%	10.50%	$52.75	5.50%	n/a	n/a
$52.50	5.00%	5.50%	$52.75	5.50%	n/a	n/a
$50.00	0.00%	0.50%	$52.75	5.50%	n/a	n/a
$47.50	-5.00%	-4.50%	$52.75	5.50%	n/a	n/a
$45.00	-10.00%	-9.50%	$52.75	5.50%	n/a	n/a
$42.50	-15.00%	-14.50%	$52.75	5.50%	n/a	n/a
$40.00	-20.00%	-19.50%	$52.75	5.50%	n/a	n/a
$37.50	-25.00%	-24.50%	n/a	n/a	$40.25	-19.50%
$35.00	-30.00%	-29.50%	n/a	n/a	$37.75	-24.50%
$32.50	-35.00%	-34.50%	n/a	n/a	$35.25	-29.50%
$30.00	-40.00%	-39.50%	n/a	n/a	$32.75	-34.50%
$27.50	-45.00%	-44.40%	n/a	n/a	$30.25	-39.50%
$25.00	-50.00%	-49.50%	n/a	n/a	$27.75	-44.50%
$22.50	-55.00%	-54.50%	n/a	n/a	$25.25	-49.50%
(1)	A trigger event does not occur if the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price.
(2)	A trigger event occurs if the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price.
(3)	If the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price, this number represents the Final Price. If the hypothetical Final Price of the underlying stock is below the hypothetical Trigger Price, this number represents the Final Price as of the Final Valuation Date and the Closing Price as of the Maturity Date.
(4)	The hypothetical Stock Price return range is provided for illustrative purposes only. The actual Stock Price return may be below -55% and you therefore may lose up to 100% of your principal amount.
(5)	The Total Return on the underlying stock at maturity includes a hypothetical 0.50% cash dividend payment (based on 1.00% per annum).
(6)	Payment consists of the principal amount plus coupon payments of 11.00% per annum (equal to 5.50% over the term of the Notes).
(7)	The Total Return on the Notes at maturity includes coupon payments of 11.00% per annum (equal to 5.50% over the term of the Notes).
(8)	Payment consists of delivery of one share of the underlying stock plus coupon payments of 11.00% per annum (equal to 5.50% over the term of the Notes).
(9)	If the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price, the Total Return at maturity will only be positive in the event that the market price of the underlying stock on the Maturity Date is substantially greater than the hypothetical Final Price of such underlying stock. Such an increase in price is not likely to occur.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying stock contained in this pricing supplement. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2007, 2008, 2009 and 2010 and the first calendar quarter of 2011. Partial data is provided for the second calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Anadarko Petroleum Corporation

According to publicly available information, Anadarko Petroleum Corporation (“Anadarko”) is an independent oil and gas exploration and production company, with 2.4 billion barrels of oil equivalent of proved reserves as of December 31, 2010. Anadarko operates in three operating segments: Oil & gas exploration & production, Midstream and Marketing. The Oil & gas exploration & production segment explores for and produces natural gas, crude oil, condensate and natural gas liquids. The Midstream segment provides gathering, processing, treating and transportation services to Anadarko and third-party oil and gas producers. Anadarko owns and operates natural-gas gathering, processing, treating and transportation systems in the United States. The Marketing segment sells much of Anadarko’s production, as well as hydrocarbons purchased from third parties. Anadarko’s operations in the United States accounted for 89% of both Anadarko’s total sales volumes during 2010 and total proved reserves at year-end 2010. During 2010, Anadarko participated in the drilling of 1,570 natural-gas wells, 236 oil wells and 10 dry holes in the United States. Information filed by Anadarko with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08968, or its CIK Code: 0000773910. Please refer to this file number on www.sec.gov for details on Anadarko’s relationship with BP p.l.c. Anadarko’s website is http://www.anadarko.com. Anadarko’s common stock is listed on the New York Stock Exchange under them ticker symbol “APC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Anadarko’s common stock, based on daily closing prices on the primary exchange for Anadarko, as reported by Bloomberg. Anadarko’s closing price on April 15, 2011 was $80.42. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$43.92	$38.63	$42.98
4/2/2007	6/29/2007	$55.33	$43.68	$51.99
7/2/2007	9/28/2007	$54.77	$47.14	$53.75
10/1/2007	12/31/2007	$67.05	$53.89	$65.69
1/2/2008	3/31/2008	$66.75	$54.05	$63.03
4/1/2008	6/30/2008	$79.86	$62.56	$74.84
7/1/2008	9/30/2008	$74.47	$44.86	$48.51
10/1/2008	12/31/2008	$48.21	$27.17	$38.55
1/2/2009	3/31/2009	$43.84	$31.15	$38.89
4/1/2009	6/30/2009	$51.96	$40.52	$45.39
7/1/2009	9/30/2009	$64.85	$41.66	$62.73
10/1/2009	12/31/2009	$69.36	$57.11	$62.42
1/4/2010	3/31/2010	$73.14	$62.33	$72.83
4/1/2010	6/30/2010	$74.74	$34.83	$36.09
7/1/2010	9/30/2010	$57.68	$37.17	$57.05
10/1/2010	12/31/2010	$76.16	$56.05	$76.16
1/3/2011	3/31/2011	$83.17	$74.18	$81.92
4/1/2011*	4/15/2011*	$84.71	$77.43	$80.42
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through April 15, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of Anadarko’s common stock from January 3, 2000 through April 15, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $64.34, which is equal to 80% of the closing price on April 15, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Baker Hughes Incorporated

According to publicly available information, Baker Hughes Incorporated (“Baker Hughes”) is engaged in the oilfield services industry. Baker Hughes is a supplier of wellbore related products and technology services and systems and provides products and services for drilling, formation evaluation, completion and production, and reservoir technology and consulting to the worldwide oil and natural gas industry. It operates in 90 countries and provides products and services for drilling and evaluation of oil and gas wells; completion and production of oil and gas wells; fluids and chemicals used in drilling oil and gas wells and producing hydrocarbons; and reservoir technology and consulting to the worldwide oil and natural gas industry. Its Western Hemisphere operations consist of four regions: Canada, United States Land, Gulf of Mexico and Latin America. Eastern Hemisphere operations consist of five regions Europe, Africa, Russia Caspian, Middle East and Asia Pacific. In April 2010, Baker Hughes acquired BJ Services Company. Baker Hughes competes with Schlumberger, Halliburton Company, Weatherford, Smith International, National Oilwell Varco, Champion Technologies, Inc., Nalco Holding Company and Newpark Resources, Inc. Information filed by Baker Hughes with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09397, or its CIK Code: 0000808362. Baker Hughes’ website is http://www.bakerhughes.com. Baker Hughes’ common stock is listed on the New York Stock Exchange under the ticker symbol “BHI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Baker Hughes’ common stock, based on daily closing prices on the primary exchange for Baker Hughes, as reported by Bloomberg. Baker Hughes’ closing price on April 15, 2011 was $70.48. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$71.94	$62.74	$66.13
4/2/2007	6/29/2007	$89.36	$66.73	$84.13
7/2/2007	9/28/2007	$90.73	$75.84	$90.37
10/1/2007	12/31/2007	$98.67	$78.23	$81.10
1/2/2008	3/31/2008	$81.34	$63.90	$68.50
4/1/2008	6/30/2008	$89.56	$70.49	$87.34
7/1/2008	9/30/2008	$88.57	$58.06	$60.54
10/1/2008	12/31/2008	$56.41	$26.02	$32.07
1/2/2009	3/31/2009	$38.08	$26.58	$28.55
4/1/2009	6/30/2009	$42.33	$28.73	$36.44
7/1/2009	9/30/2009	$44.01	$33.41	$42.66
10/1/2009	12/31/2009	$47.67	$38.04	$40.48
1/4/2010	3/31/2010	$51.86	$41.24	$46.84
4/1/2010	6/30/2010	$54.18	$35.87	$41.57
7/1/2010	9/30/2010	$50.23	$37.58	$42.60
10/1/2010	12/31/2010	$57.17	$42.82	$57.17
1/3/2011	3/31/2011	$74.16	$54.83	$73.43
4/1/2011*	4/15/2011*	$73.00	$67.55	$70.48
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2011 includes data for the period from April1, 2011 through April 15, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of Baker Hughes’ common stock from January 3, 2000 through April 15, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $56.38 which is equal to 80% of the closing price on April 15, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Hartford Financial Services Group, Inc.

According to publically available information, The Hartford Financial Services Group, Inc. (“Hartford”) is an insurance and financial services company. It provides investment products, individual life, group life and group disability insurance products, and property and casualty insurance products in the United States. Hartford is organized into two operations: Life and Property & Casualty. The Life operations conduct business through Hartford Life, Inc. (“Hartford Life”), an indirect subsidiary of Hartford. Hartford Life provides retail and institutional investment products, including variable and fixed annuities, mutual funds, private placement life insurance and retirement plan services, individual life insurance products including variable universal life, universal life, interest sensitive whole life and term life; and group benefit products, such as group life and group disability insurance. The Property & Casualty operations provide workers’ compensation, property, automobile, liability, umbrella, specialty casualty, marine, livestock and fidelity and surety coverages to commercial accounts primarily throughout the United States; professional liability coverage and directors and officers liability coverage; automobile, homeowners and home-based business coverage to individuals throughout the United States and insurance-related services. Hartford maintains a retail mutual fund operation, whereby it, through wholly owned subsidiaries, provides investment management and administrative services to The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc. and The Hartford Income Shares Fund, Inc. Information filed by Hartford with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13958, or its CIK Code: 0000874766. Hartford’s website is http://www.thehartford.com. Hartford’s common stock is listed on the New York Stock Exchange under the ticker symbol “HIG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Hartford’s common stock, based on daily closing prices on the primary exchange for Hartford, as reported by Bloomberg. Hartford’s closing price on April 15, 2011 was $26.80. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$97.75	$90.77	$95.58
4/2/2007	6/29/2007	$106.02	$95.82	$98.51
7/2/2007	9/28/2007	$99.87	$85.44	$92.55
10/1/2007	12/31/2007	$98.56	$86.78	$87.19
1/2/2008	3/31/2008	$84.93	$66.05	$75.77
4/1/2008	6/30/2008	$79.13	$64.57	$64.57
7/1/2008	9/30/2008	$67.74	$40.99	$40.99
10/1/2008	12/31/2008	$38.11	$4.95	$16.42
1/2/2009	3/31/2009	$19.68	$3.62	$7.85
4/1/2009	6/30/2009	$18.16	$7.67	$11.87
7/1/2009	9/30/2009	$28.62	$10.18	$26.50
10/1/2009	12/31/2009	$29.20	$23.16	$23.26
1/4/2010	3/31/2010	$28.58	$22.34	$28.42
4/1/2010	6/30/2010	$29.64	$22.13	$22.13
7/1/2010	9/30/2010	$24.12	$19.09	$22.95
10/1/2010	12/31/2010	$27.43	$22.26	$26.49
1/3/2011	3/31/2011	$30.80	$24.75	$26.93
4/1/2011*	4/15/2011*	$27.97	$26.39	$26.80
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through April 15, 2011. Accordingly, the “Quarterly High,” ”Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of Hartford’s common stock from January 3, 2000 through April 15, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $21.44, which is equal to 80% of the closing price on April 15, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

NetApp, Inc.

According to publicly available information, NetApp, Inc. (“NetApp”) is a provider of storage and data management solutions. NetApp offers solutions for storing, managing, protecting and archiving business data. NetApp’s products and services are designed to meet the requirements and service levels of large enterprises and their business applications. It offers storage solutions that incorporate its unified storage platform and its data and storage resource management software to provide the foundation to build shared storage infrastructures and enterprise-wide data fabrics for the full breadth of business applications. NetApp markets and sells its storage data management solutions directly through its worldwide sales force and indirectly through channel partners, such as value-added resellers, systems integrators, distributors, original equipment manufacturers and strategic business partners. Information filed by NetApp with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-27130, or its CIK Code: 0001002047. NetApp's website is http://www.netapp.com. NetApp's common stock is listed on NASDAQ under the ticker symbol “NTAP.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for NetApp’s common stock, based on daily closing prices on the primary exchange for NetApp, as reported by Bloomberg. NetApp’s closing price on April 15, 2011 was $48.56. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$40.49	$36.16	$36.52
4/2/2007	6/29/2007	$39.05	$29.20	$29.20
7/2/2007	9/28/2007	$32.66	$22.97	$26.91
10/1/2007	12/31/2007	$32.04	$23.90	$24.96
1/2/2008	3/31/2008	$25.05	$19.49	$20.05
4/1/2008	6/30/2008	$27.31	$20.90	$21.66
7/1/2008	9/30/2008	$26.42	$16.90	$18.23
10/1/2008	12/31/2008	$17.69	$10.39	$13.97
1/2/2009	3/31/2009	$16.40	$12.52	$14.84
4/1/2009	6/30/2009	$20.69	$14.97	$19.72
7/1/2009	9/30/2009	$26.68	$18.09	$26.68
10/1/2009	12/31/2009	$34.54	$25.89	$34.39
1/4/2010	3/31/2010	$34.19	$29.13	$32.56
4/1/2010	6/30/2010	$41.78	$31.48	$37.31
7/1/2010	9/30/2010	$51.00	$37.12	$49.79
10/1/2010	12/31/2010	$56.90	$47.70	$54.96
1/3/2011	3/31/2011	$60.60	$46.38	$48.18
4/1/2011*	4/15/2011*	$48.58	$45.70	$48.56
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through April 15, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of NetApp’s common stock from January 3, 2000 through April 15, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $38.85, which is equal to 80% of the closing price on April 15, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Macy’s, Inc.

According to publically available information, Macy’s, Inc. (“Macy’s”) is a retail organization operating retail stores and Internet websites that sell a range of merchandise, including men’s, women’s and children’s apparel and accessories, cosmetics, home furnishings and other consumer goods. The specific assortments of merchandise vary by size of store, merchandising character and character of customers in the trade areas. Most stores are located at urban or suburban sites, principally in densely populated areas across the United States. As of January 30, 2010, the operations of Macy’s included 850 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the brand names Macy’s and Bloomingdale’s as well as macys.com and bloomingdales.com. Macy’s Systems and Technology, Inc., a wholly owned indirect subsidiary of Macy’s, provides operational electronic data processing and management information services to all of its operations. Macy’s Merchandising Group, Inc., a wholly owned direct subsidiary of Macy’s, is responsible for the design, development and marketing of its private label brands. Information filed by Macy’s with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13536, or its CIK Code: 0000794367. Macy’s website is http://www.macysinc.com. Macy’s common stock is listed on the New York Stock Exchange under the ticker symbol “M.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Macy’s common stock, based on daily closing prices on the primary exchange for Macy’s, as reported by Bloomberg. Macy’s closing price on April 15, 2011 was $24.40. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$46.51	$36.89	$45.05
4/2/2007	6/29/2007	$46.31	$38.16	$39.78
7/2/2007	9/28/2007	$43.09	$28.83	$32.32
10/1/2007	12/31/2007	$35.10	$25.04	$25.87
1/2/2008	3/31/2008	$28.00	$21.31	$23.06
4/1/2008	6/30/2008	$26.30	$19.40	$19.42
7/1/2008	9/30/2008	$22.38	$15.58	$17.98
10/1/2008	12/31/2008	$17.31	$5.68	$10.35
1/2/2009	3/31/2009	$11.69	$6.58	$8.90
4/1/2009	6/30/2009	$14.76	$9.03	$11.76
7/1/2009	9/30/2009	$18.77	$10.61	$18.29
10/1/2009	12/31/2009	$20.72	$15.81	$16.76
1/4/2010	3/31/2010	$22.12	$15.53	$21.77
4/1/2010	6/30/2010	$24.85	$17.77	$17.90
7/1/2010	9/30/2010	$23.17	$17.17	$23.09
10/1/2010	12/31/2010	$26.00	$22.18	$25.30
1/3/2011	3/31/2011	$25.44	$22.01	$24.26
4/1/2011*	4/15/2011*	$25.40	$23.93	$24.40
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2011 includes data for the period from April 1, 2011 through April 15, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of Macy’s common stock from January 3, 2000 through April 15, 2011, based on information from Bloomberg. The dotted line represents the trigger price of $19.52, which is equal to 80% of the closing price on April 15, 2011. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” on page PS-41 of the Trigger Yield Optimization Notes product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon Rate” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value × Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price – Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1) Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:

♦	Aggregate Option Premium Received × Quantity at Maturity; or

2) No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:

♦	(Initial Price – Aggregate Option Premium Received) × Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1) Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:

♦	Accrued Coupon at Sale × (Debt Component per Annum/Coupon per Annum) × Quantity Sold.

2) Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:

♦	(Debt Sale Amount - Initial Price) × Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale × (Put Option Component per Annum/Coupon per Annum))) × Quantity Sold; plus
♦	Aggregate Coupons Received × (Put Option Component per Annum/Coupon per Annum) × Quantity Sold.